Exhibit 99.1

Sono-Tek Holds Annual Shareholders Meeting

Milton, NY, August 24, 2012 - Sono-Tek Corporation (OTCQB: SOTK) held its Annual Shareholders Meeting on August 23, 2012 in Milton, New York. The results of Fiscal Year 2012, which ended on February 29, 2012, were reported. During the meeting, Dr. Christopher L. Coccio, Chairman and CEO, highlighted the business performance by noting that Sono-Tek grew sales by 22% for the year ended February 29, 2012 on top of a 37% increase reported in the prior fiscal year. The Company had its strongest growth ever, and sales reached a record level of nearly $12 million for the year.

The Company significantly increased its profitability this year and reported earnings of $.09 per share versus earnings of $.04 per share in the prior year. The net income was $1,432,293, more than double the previous year’s net income, and the gross profit margin was 51% of sales, a very strong performance. The balance sheet remained strong, with good cash, debt, and equity positions.

Our Management presented information on the markets we are involved in such as electronics, advanced energy including fuel cells and solar energy, medical devices including arterial stent coatings and coatings for other medical implants, and in the glass, textile, and food industries. Shareholders were also shown several new products that will create potential for future business.

Since the meeting takes place just prior to the end of the second quarter of our current fiscal year, Dr. Coccio provided those present with a preliminary view of where we are heading this year, indicating “we expect to see a continuation of the current slowdown in global business, due to problems in Europe that have affected investments and sales in both Asia and the US. We are taking steps to position our business to remain profitable in this slower climate, and will continue to invest in product and market development so we can take advantage of the eventual turnaround.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com. The Company’s slide show presentation used at the annual meeting and a video presentation will be available on the Company’s website under Corporate/Investors/Annual Meeting.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Q containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Fiscal Year Ended
	February 29,	February 28,
	2012	2011

Net Sales	$12,052,893	$9,914,312

Gross Profit	$6,166,226	$4,772,083

Operating Income	$1,261,339	$602,036

Net Income	$1,432,293	$593,945

Basic Earnings Per Share	$0.10	$0.04

Diluted Earnings Per Share	$0.09	$0.04

Weighted Average Shares - Basic	14,442,908	14,439,166

Weighted Average Shares - Diluted	15,407,144	15,028,047